EXHIBIT 10.29

AFFILIATION AGREEMENT

THIS AFFILIATION AGREEMENT (“Agreement”) is made and entered into this ____ day of April, 2011, by and among The Florida State University Board of Trustees, a public body corporate of the State of Florida (“University”), acting for and on behalf of the Florida State University College of Motion Picture Arts (“College”), and Digital Domain Media Group, Inc., a Florida corporation (“DDMG”).

WITNESSETH

WHEREAS, the University is a Research I Institution and has an internationally recognized College of Motion Picture Arts that was created by the Florida State Legislature to prepare men and women for successful careers in the motion picture industry; and

WHEREAS, DDMG is an award-winning visual effects and animation company known for creating state-of-the-art digital imagery for feature films, television advertising, interactive visual media, and the video game industry, as well as technical software solutions for the visual effects and animation industry; and

WHEREAS, DDMG’s wholly-owned subsidiary, The Digital Domain Institute (“DDI”), is dedicated to developing and delivering industry-leading education and instruction in animation and digital arts and plans to construct a digital media production and education facility (the “Facility”) at 401 Okeechobee Boulevard in West Palm Beach, Florida; and

WHEREAS, the University and DDMG recognize the significant benefits and opportunities associated with working together collaboratively to pursue certain educational objectives in motion picture arts relating to animation and digital arts in order to leverage their respective strengths and provide the highest standard of education to students; and

WHEREAS, the University and DDMG will, on or about the same date as the execution of this Agreement, execute other agreements including but not limited to a Bachelor of Fine Arts Program Agreement, a Gift Agreement, a Consulting Services Agreement, a Sublease Agreement and a Lease-Purchase Agreement (the “Additional Agreements”); and

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties enter into this Agreement as follows:

1.	Definitions.

1.1.
“BFA Program.” As used in this Agreement, means the Bachelor of Fine Arts Program in Animation and Digital Arts, which shall be a non-full-time equivalent (“non-FTE”) earning, off-campus major in Animation and Digital Arts offered under the College’s existing Bachelor of Fine Arts degree in Motion Picture Arts, for delivery in West Palm Beach, Florida in cooperation with DDI, and delivered in West Palm Beach Florida at the Temporary Facilities or Lease-Purchase Facilities.

1.2.	“Effective Date.” As used in this Agreement, means the date that this Agreement is executed by the last required signatory.

1.3.	“Party” or “Parties.” As used in this Agreement, means University and DDMG.

1.4.
“Professional Diploma Program.” As used in this Agreement, means the series of courses offered and taught by DDI relating to professional preparation, training and internships for a career in motion picture arts relating to animation and digital arts.

1.5.	“Third Party.” As used in this Agreement, means any party other than University and DDMG.

1.6.	“Trademarks.” As used in this Agreement, Trademarks shall mean the trademarks and/or service marks of the Parties, their affiliates and their subsidiaries, whether registered or unregistered.

2.	The University and College Agree to the Following:

2.1.
Consultation. The College will provide advice and thought-leadership to DDMG in developing, implementing, and evaluating educational programs through an extension of the existing Contract for Consulting Services dated April 8, 2010, or through the execution of a new consulting services agreement, with DDI.

2.2.
BFA Program. The College will develop and deliver the BFA Program as a non-full-time-equivalent (“non-FTE”) earning, off-campus major in Animation and Digital Arts, under the College’s existing Bachelor of Fine Arts degree in Motion Picture Arts, for delivery in West Palm Beach, Florida in cooperation with DDI, pursuant to the Bachelor of Fine Arts Program Agreement.

2.3.
Torchlight Program. The University will relocate the Torchlight Program to the Temporary Facilities (defined hereinbelow) and, when available, the Lease-Purchase Facilities (defined hereinbelow) in West Palm Beach, Florida, and begin offering screenings and programs in West Palm Beach, Florida on or before September 1, 2012.

2.4.
University “Lease-Purchase Space”. Commencing upon issuance of the certificate of occupancy for the Facility, the University will lease for a period of not less than Thirty (30) years (“the “Lease-Purchase Term”), with a conditional obligation to purchase no later than Ten (10) years from the effective date of the Lease-Purchase Agreement, approximately 50,000 square feet in the Facility to locate their University programs unrelated to DDI, including the Torchlight Program, a proposed research center, and associated graduate program (including all administrative, faculty and staff offices) pursuant to the Lease-Purchase Agreement. Rent shall be Ten Dollars ($10.00) per year for the first ten (10) years of the Lease-Purchase Term. If the University does not raise sufficient funds to purchase the Lease-Purchase Space by the end of year seven (7) of the Lease-Purchase Term, University shall advise DDI whether University wishes to begin paying market rate rent with annual CPI escalators at the end of year ten (10) of the Lease-Purchase Term for the remainder of the Lease-Purchase Term. DDI may, at its option, accept University’s request or terminate the Lease-Purchase Agreement effective at the end of year ten (10) of the Lease-Purchase Term. Any conflicts or ambiguities arising between this Agreement and the Lease-Purchase Agreement are to be resolved in favor of the Lease-Purchase Agreement.

2.5.
PO&M Funding. The University will use best efforts to secure plant, operation & maintenance funds from the appropriate State of Florida agency to pay for operation and maintenance fees associated with the University Lease-Purchase Space, or any other eligible space in Facility.

2.6.	Capital Campaign. The University will launch a fundraising capital campaign to raise sufficient funds to purchase the Lease-Purchase Space from DDMG pursuant to the Lease-Purchase Agreement.

2.7.
Publicity, Marketing and Branding. The University acknowledges and agrees that DDMG will control the issuance of all publicity, marketing, branding, press releases and press conferences in connection with DDI and the Facility. The Parties will reasonably cooperate in connection with the publicity, announcement, advertising, marketing, promotion, and branding activities associated with this Agreement.

3.	DDMG agrees to the following:

3.1.	Funding. DDMG will provide the College with initial funding for the establishment of the BFA Program as set forth in the Bachelor of Fine Arts Program Agreement.

3.2.
University “Temporary Facilities”. Until the Torchlight Program, the College’s proposed research center, and associated graduate program are located in the Facility, DDMG or a related entity will provide to the College, at no cost to the University, up to 50,000 square feet of build-to-suit, educational and research space, furniture, fixtures, equipment, and facilities on an as-needed basis, to meet the requirements of the Torchlight Program, the College’s proposed research center, and associated graduate program in mutually agreed-upon facilities in the City Center Community Redevelopment Area of West Palm Beach, Florida. Lessor and Lessee agree that Lessee may erect and display exterior and interior signage commensurate with other tenants in the building housing the Premises, provided that all signage must be in compliance with all applicable laws, rules and regulations. Lessee’s signage shall be of equal or greater size and prominence to any other Tenant signage.

3.3.
University “Lease-Purchase Space”. In accordance with Section 2.4 herein, DDMG or a related entity will design and construct approximately 50,000 square feet of build-to-suit, high-quality education and research space, furniture, fixtures, equipment, and facilities for the College’s proposed research center, associated graduate program, and the Torchlight Program to be located in the Facility, for a lease term of at least Thirty (30) years commencing upon issuance of the Certificate of Occupancy. DDMG agrees to sell to the University or a related entity, and maintain to the extent not maintained by the University, the Lease-Purchase Space pursuant to the Lease-Purchase Agreement. Rent shall be Ten Dollars ($10.00) per year for the first Ten (10) years, and should the University not purchase the Lease-Purchase Space within Ten (10) years, the rent shall be adjusted to reflect market rates at such time and shall include annual market-rate escalators. Unless prohibited by the Lease-Purchase Agreement, all decisions regarding the nature and use of such facilities will be made by DDMG at their sole and absolute discretion.

3.4.
Right to Use Additional Space. The Parties acknowledge and agree that DDMG may use any temporary or permanent facility space not specifically leased to the University in any manner deemed appropriate by DDMG at its sole and absolute discretion.

3.5.
Digital Production Studio. DDMG will make available a digital production facility that produces professional animation, visual effects, and/or other digital media, with sufficient capacity to provide practical training and professional experience to eligible students through internships and/or externship opportunities in the City of West Palm Beach.

3.6.
Gift Agreement. Pursuant to the terms of a written Gift Agreement, DDMG will provide a $1,500,000 gift to The Florida State University Foundation, Inc. in support of the College’s direct and indirect costs associated with locating the Torchlight Program, the College’s proposed research center, and associated graduate program in West Palm Beach, Florida at the Facility

4.
Trademarks.  The Parties hereby represent and warrant that they, and their Affiliates or related entities are the sole and exclusive owners of their respective Trademarks, that the Parties have the right to sublicense the use of the Trademarks, and that they will, for the life of the Agreement, maintain, protect, prosecute and defend such rights at their respective cost. The Parties further represent and warrant that the granting of such rights to another Party does not violate or interfere with any rights granted by the Party in such Trademarks to any Third Party. To the best of their knowledge, the Parties are not party to any agreement, nor are they subject to any law, statute or regulation, that will materially interfere with their respective full, due and complete performance of this Agreement. In the event a Party receives written notice of any infringement with regards to another Party’s use of any Trademarks, that Party shall notify the other Party of such alleged infringement in a reasonably promptly manner, but in no case more than thirty (30) days after receipt of such written notice, and the informed Party will provide the other Party with such written information then in the possession or control of the informed Party regarding such alleged infringement.

5.	Confidentiality and Non-Disparagement.

5.1.
Confidentiality. The Parties agree to keep strictly confidential and hold in trust all confidential information of the Parties and not disclose or reveal any confidential information to any Third Party without the express prior written consent of the affected Party, including, without limitation, trade secrets as defined in Florida Statutes Chapter 812, and any other exemptions or protections as provided by law. The Parties shall not disclose the terms of this Agreement to any person who is not a party to this Agreement, except as required by law or as authorized by the Parties. Unauthorized disclosure of confidential information or of the terms of this Agreement shall be a material breach of this Agreement. The Parties shall require that, as a condition to participate in either the DDI Professional Diploma Program or BFA Program, their faculty, students, representatives and employees execute non-disclosure agreements as appropriate in furtherance of the terms of this Agreement.

5.2.
Non-Disparagement. The Parties agree not to make any statement, written or verbal or cause or encourage others to make any statement, written or verbal, that materially disparages another Party to this Agreement. The Parties will not issue any derogatory publicity or make publicly any derogatory, defamatory or false light statements concerning the other Parties, their directors, officers or employees, or encourage any others connected with the Agreement to do so. The Parties shall require their faculty, representatives and employees as a condition to participation in either the DDI Professional Training Program or BFA Program to agree not to make any statement, written or verbal or cause or encourage others to make any statement, written or verbal, that materially disparages another Party to this Agreement.

6.
Duration. This Agreement shall begin on the Effective Date. Unless earlier terminated by agreement of the parties or as provided for herein, this Agreement shall remain in full force effect for an initial term of Ten (10) years from the Effective Date. Thereafter this Agreement may, at the Parties’ option, be renewed.

7.
Disclaimer of Agency. This Agreement shall not constitute any party the legal representative or agent of the other, nor shall any party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other party.

8.
Notices. All notices, consents, approvals, or other notifications required of the Parties to this Agreement shall be in writing. Any such notices shall be deemed served if delivered (i) personally; or (ii) by (a) registered or certified mail with return receipt requested, or (b) air courier addressed to such other party (with a copy thereof sent by facsimile transmission on the date of sending) to the attention of the person identified below, at the address given below or at such other address as notified by a Party:

8.1.	Notice to University.

Notices required hereunder shall be sent to the following:

Frank Patterson, Dean
The Florida State University College of Motion Picture Arts
A3100 University Center
Tallahassee, FL 32306
Phone: (850) 644.0453

With copy to:
General Counsel
The Florida State University
424 Westcott Building
122 South Copeland
Tallahassee, FL 32306-1400
Phone: (850) 644.4440

8.2.	Notice to DDMG:

Notices required hereunder shall be sent to the following:

General Counsel
Digital Domain Media Group, Inc.
8881 South U.S. Highway One
Port St. Lucie, FL 34952
Phone: (772) 345-8000

9.
Termination. The State of Florida’s performance and obligation to pay under this contract/agreement is contingent upon an annual appropriation by the legislature. DDMG has the right to terminate this Agreement without cause upon 60 days written notice.

10.
Specific Contingencies. All provisions of this Agreement are material, and default of any kind may be subject to a claim of breach of contract, however, the specific requirements under Section 3 relating to funding and space, temporary and permanent, for all listed programs, are absolute conditions precedent to continuance of the obligation of the University, as provided herein.

11.	General Conditions:

11.1.
Entire Agreement. This Agreement, and any agreement referenced in this Agreement, constitute the entire agreement and understanding between the Parties as to the subject matter hereof, and supersedes all prior agreements. No modifications, amendments or supplements to this Agreement shall be effective for any purpose unless in writing.

11.2.
Force Majeure. No Party will be liable for any delay in performing its obligations under this Agreement if such delay is caused by circumstances beyond the Party’s reasonable control, including without limitation, any acts of God, war, terrorism, floods, windstorm, labor disputes, changes in laws or regulations, or delay of essential materials or services. The Party not affected by the force majeure shall have the right to terminate this Agreement without penalty if the Party affected by the force majeure event is unable to resume full performance within sixty (60) days of occurrence of the event.

11.3.
Severability. It is understood and agreed by the Parties hereto that if any part, term or provision of this Agreement is held to be illegal by the courts or in conflict with any law of the state where made or country in which it is to be performed, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the contract did not contain the particular part, term, or provision held to be invalid. Notwithstanding the above, it is agreed that if the intent of the part, term or provision declared to be illegal can be made legal by amending or modifying such part, term or provision, the parties agree to so amend or modify.

11.4.
Assignment. This Agreement shall be binding upon the successors, assigns and legal representatives of the parties. This Agreement may not be assigned by one Party without the prior written consent of the other Party, which consent will not be unreasonably withheld.

11.5.
No Partnership Relationship. It is understood and agreed that the Parties to this Agreement shall in no event be construed or held to be partners or associates in the conduct of a business, nor shall the Parties be liable for any debts incurred by the other Parties to this Agreement in the conduct of their business.

11.6.
Compliance with Laws. In the conduct of the activities contemplated under this Agreement, the Parties shall comply in all material respects with all applicable federal, state, and local laws, ordinances, and regulations.

11.7.
Interpretation. Each of the Parties acknowledges that it has been represented by its own counsel throughout the negotiations and drafting of this Agreement and therefore none of the Parties shall claim or assert that any provisions of this Agreement should be construed against the drafter of this Agreement.

11.8.	Non-Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.9.
Clause Headings. The clause headings appearing in this Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and shall not be deemed to define, limit or extend the scope or intent of the clauses to which they pertain.

11.10.
Governing Law. It is mutually understood and agreed that this Agreement shall be governed by the laws of the State of Florida. Any dispute arising hereunder shall be brought in the State or Federal Court in Palm Beach County. Both University and DDMG hereby waive any objection to said venue.

11.11.
Mediation. The parties to this Agreement agree that any dispute that may arise regarding the meaning, performance, or enforcement of this Agreement will, prior to resorting to litigation, be submitted to mediation upon the written request of any party to the Agreement. The results of this mediation shall be binding only upon agreement of each party to be bound. Costs of any mediation proceedings shall be shared equally by the parties.

11.12.
Attorney’s Fees and Costs. In the event that a Party to this Agreement brings any suit or other proceeding with respect to the enforcement of this Agreement, including, without limitation, in appellate proceedings, each Party shall be responsible for its own attorneys’ fees, expenses, and costs.

11.13.
Waiver of Jury Trial. The Parties hereby knowingly, voluntarily and intentionally waive the right either of them may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement or any agreement, document or instrument contemplated to be executed in connection herewith or any course of conduct, course of dealing, statements (whether verbal of written) or actions of any party hereto. This provision is a material inducement for the Parties to enter into this Agreement.

11.14.
Remedies Cumulative. Each right and remedy of the Parties provided for in this Agreement, except as expressly provided otherwise, shall be cumulative and shall be in addition to every other right or remedy provided for in this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by a party of any one or more of the rights or remedies provided for in this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by such party of any or all other rights or remedies provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise.

11.15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

11.16.
Further Assurances. The Parties agree to prepare, execute and deliver any additional documents, writings or records and take any other actions reasonably necessary and appropriate to evidence or effectuate the intent and purposes of this Agreement and obligations hereunder.

IN WITNESS WHEREOF, University, DDMG, and DDI, represented by their duly authorized officers and/or directors, have caused this Agreement to be executed as of the date first set forth above.

FLORIDA STATE UNIVERSITY BOARD OF TRUSTEES, acting for and behalf of THE FLORIDA STATE UNIVERSITY		DIGITAL DOMAIN MEDIA GROUP, INC.

/s/ Robert B. Bradley	4.15.11	/s/ John Textor	4/14/11
Robert B. Bradley, PhD	Date	John Textor	Date
Interim Provost & Vice President for Planning and Programs		Chairman & CEO

DIGITAL DOMAIN INSTITUTE, INC.

/s/ Frank Patterson	4/15/11	/s/ John Textor	4/14/11
Frank Patterson	Date	John Textor	Date
Dean, College of Motion Picture Arts		Chairman & CEO